Exhibit (d)(8)

Schedule A

Funds and Portfolios Covered by Amended and Restated Master International Research Agreement

between

Fidelity International Investment Advisors

and

Fidelity Investments Money Management, Inc.

dated as of August 1, 2007

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios II LLC	Tactical Income Central Fund	Fixed-Income	09/16/04

Agreed and Accepted
as of August 1, 2007

Fidelity International Investment Advisors		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Investments Money Management, Inc.
By:	/s/Allan Pelvang		By:	/s/JS Wynant
Name:	Allan Pelvang		Name:	JS Wynant
Title:	Director		Title:	Treasurer